SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Essex Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

March 31, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at The Grand Apartments, 100 Grand Avenue, Oakland, California 94612, on May 5, 2009, at 1:00 p.m., Pacific Daylight Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Keith R. Guericke

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 5, 2009

 The 2009 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at The Grand Apartments, 100 Grand Avenue, Oakland, California 94612, on May 5, 2009 at 1:00 p.m. Pacific Daylight Time, to consider and vote upon the following proposals:

 1.  Election of the following three Class III directors of the Company to serve until the 2012 annual meeting of stockholders and until their successors are elected and qualified: George M. Marcus, Gary P. Martin and Michael J. Schall.

 2.  Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009.

 3.  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

 The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

 The Board of Directors has fixed the close of business on February 27, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

 Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Keith R. Guericke

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
Palo Alto, California
March 31, 2009

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2009 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 5, 2009 at 1:00 p.m., Pacific Daylight Time, at The Grand Apartments, 100 Grand Avenue, Oakland, California 94612, and any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to Stockholders on or about March 31, 2009.

Form of Proxy Card

This Proxy Statement is accompanied by a form of proxy card for use by Stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Mr. Jordan E. Ritter, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.  The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of approving Proposals 1 and 2 at the Annual Meeting. The close of business on February 27, 2009 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on Proposals 1 and 2. As of the Record Date, there were 26,826,027 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect Proposal 1, the election of the candidates receiving the most votes. Approval of Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting. For purposes of the vote on Proposal 2, abstentions will have the same effect as a vote against such Proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to Proposal 1, the election of directors, and also on matters of the type contained in Proposal 2. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

Stockholders who elected to receive the Proxy Statement and the annual report to stockholders (the “Annual Report”) over the Internet will be receiving an email on or about April 1, 2009 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, May 4, 2009.

If a stockholder’s shares are registered in the name of the brokerage firm and the stockholder has not elected to receive the Proxy Statements and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the online program of Broadridge Financial Solutions, Inc. (“Broadridge”‘), which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet.  If a stockholder’s brokerage firm is participating in Broadridge’s program, a form from the broker will provide voting instructions.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies.  Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions.  Internet access does not have to be elected each year.  Stockholders who elected to receive the Proxy Statement electronically over the Internet and who would now like to receive a paper copy of the Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (650) 494-3700 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of these documents for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z and Series Z-1 incentive units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
Directors and Executive Officers
George M. Marcus (4)	1,772,199	6.4%	6.2%
William A. Millichap (5)	133,437	*	*
Keith R. Guericke (6)	179,114	*	*
Michael J. Schall (7)	97,074	*	*
Michael T. Dance (8)	14,932	*	*
John D. Eudy (9)	34,412	*	*
Craig K. Zimmerman (10)	49,205	*	*
David W. Brady (11)	9,500	*	*
Robert E. Larson (12)	32,992	*	*
Gary P. Martin (13)	25,000	*	*
Issie N. Rabinovitch (14)	31,500	*	*
Thomas E. Randlett (15)	28,675	*	*
Willard H. Smith, Jr. (16)	30,000	*	*
All directors and executive officers as a group (13 persons) (17)	2,438,040	8.7%	8.5%
5% or greater Stockholders
Barclays Global Investors (Deutschland) AG (18) Apianstrasse 6, D-85774 Unterföhring, Germany	2,007,336	7.5%	6.9%
Vanguard Group, Inc. (19) 100 Vanguard Boulevard Malvern, PA 19355	1,986,898	7.4%	6.8%

* Less than 1%

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership”), which presently aggregate to approximately a 8.4% limited partnership interest. The Company presently has approximately 91.6% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)
With respect to shares of Common Stock, assumes the exchange of the limited partnership interests in the operating partnership and in other partnerships held by such person, if any, into shares of the Company’s Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 26,826,027 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)
Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z and Series Z-1 incentive units) in the operating partnership for shares of the Company’s Common Stock, which would result in an additional 2,413,079 outstanding shares of Common Stock. Assumes that none of the interests in partnerships (such as DownREITs), other than the operating partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of Common Stock.

(4)
Includes 1,147,488 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the operating partnership and in certain other partnerships and 301,194 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by The Marcus & Millichap Company (“TMMC”) and Essex Portfolio Management Company (“EPMC”), respectively. As of the Record Date, Mr. Marcus had pledged to a commercial bank 1,063,056 units of limited partnership interests in the operating partnership. Also includes 155,000 shares of Common Stock held by TMMC, 26,676 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the “TMMC 401(k) Plan”) and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of TMMC and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by TMMC, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of Record Date.

(5)
Includes 73,099 shares of Common Stock that may be issued upon the exchange of all of Mr. Millichap’s limited partnership interests in the operating partnership and 15,941 shares of Common Stock that may be issued upon the exchange of all of the limited partnership interests in the operating partnership held by EPMC. Includes 15,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 19,497 shares of Common Stock held in the TMMC 401(k) Plan. Mr. Millichap disclaims beneficial ownership of 9,965 of the 15,941 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC.

(6)
Includes 82,564 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Also includes 7,684 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), and 37,800 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 incentive units.  Excludes 12,675 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 incentive units.  As of the Record Date, Mr. Guericke held 11,128 shares of Common Stock in a brokerage account which secured a margin loan.

(7)
Includes 35,354 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex 401(k) Plan, and 33,255 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 incentive units. Further includes 860 shares of Common Stock held by Mr. Schall’s three children.  Excludes 11,470 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 incentive units.

(8)
Includes 3,932 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 9,000 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 6,000 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(9)
Includes 2,457 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the operating partnership. Also includes 1,585 shares of Common Stock held in the Essex 401(k) Plan and 28,000 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 incentive units. Excludes 9,701 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 incentive units.

(10)
Includes 18,425 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other partnerships. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, and 28,000 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 incentive units. Excludes 9,701 shares of Common Stock issuable upon satisfying certain requirements of the Series Z and Series Z-1 incentive units.

(11)	Includes 9,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(12)	Includes 22,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(13)	Includes 20,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14)	Includes 15,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(15)
Includes 19,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. As of the Record Date, Mr. Randlett held 6,103 shares of common stock in a brokerage account which secured a margin loan.

(16)
Includes 22,500 shares of common stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of common stock of the Company held by Cohen & Steers Capital Management, which are not set forth in the above table.

(17)
Includes 1,817,346 shares of common stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 130,432 shares of common stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 136,054 shares that may be issued in exchange for non-forfeitable Series Z and Series Z-1 incentive units. Excludes 49,548 shares of common stock issuable upon satisfying the requirements of the Series Z and Series Z-1 incentive units.

(18)	As reported on Schedule 13G, filed February 5, 2009, Barclays Global Investors (Deutschland) AG has sole voting power over 1,719,723 shares and sole dispositive power over 2,007,336 shares.

(19)	As reported on Schedule 13G, filed February 13, 2009, Vanguard Group, Inc. has sole voting power over 12,127 shares and sole dispositive power over 1,986,898 shares.

* * *

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Charter divides the Company’s directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following ten directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, William A. Millichap, and Michael J. Schall who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2010, 2011 and 2009, respectively, and upon such directors’ respective successors being elected and qualified or until any such directors’ earlier resignation or removal.

Mr. William Millichap, who is a current member of our Board of Directors, has notified us that he will not be standing for reelection at the Annual Meeting but intends to serve the remainder of his term ending at the Annual Meeting. Mr. Millichap has served as a director of our Company since 1994.

Pursuant to the bylaws of the Company, our Board of Directors has reduced the authorized number of directors to nine as of the date of the Annual Meeting.

At the Annual Meeting, the Stockholders will elect three directors: if elected, nominees George M. Marcus, Gary P. Martin and Michael J. Schall will serve as Class III directors for a three-year term. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. The Class III directors will serve until the annual meeting of stockholders to be held in 2012 and until such directors’ respective successors are elected and qualified or until such directors’ earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

The affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Certain information about George M. Marcus, Gary P. Martin and Michael J. Schall, the Class III director nominees, is furnished below.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, and served on its board of directors until the company was sold in 2007.  Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations.  He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.

Gary P. Martin, a private investor, was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983.  Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971.

Michael J. Schall, Director, is the Senior Executive Vice President and Chief Operating Officer of the Company and is responsible for the strategic planning and executive supervision of Essex’s property operations, redevelopment and co-investment programs. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Whinney, where he specialized in the real estate and financial services industries. Mr. Schall received a Bachelor of Science degree from the University of San Francisco in 1979. Mr. Schall is a Certified Public Accountant and is a member of NAREIT, the National Multi Housing Council and AICPA.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

* * *

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the directors and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires

George M. Marcus Chairman of the Board	67	1994	2009

William A. Millichap Director	65	1994	2009

Keith R. Guericke Vice Chairman of the Board, Chief Executive Officer and President	60	1994	2010

Michael J. Schall Director, Senior Executive Vice President and Chief Operating Officer	51	1994	2011

Michael T. Dance Executive Vice President and Chief Financial Officer	52	—	—

John D. Eudy Executive Vice President-Development	54	—	—

Craig K. Zimmerman Executive Vice President-Acquisitions	58	—	—

David W. Brady Director	68	1994	2011

Robert E. Larson Director	70	1994	2011

Gary P. Martin Director	61	1994	2009

Issie N. Rabinovitch Director	63	1994	2010

Thomas E. Randlett Director	66	1994	2010

Willard H. Smith, Jr. Director	72	1996	2011

Biographical information concerning the Class III director nominees is set forth above under the caption “Proposal No. 1 Election of Directors.” Biographical information concerning other directors of the Company and the executive officers of the Company (some of whom are also directors) is set forth below.

Keith R. Guericke, Director, has held the position of President and Chief Executive Officer of the Company since 1988. Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion.  Mr. Guericke prepared the Company for its IPO in 1994, and has since significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of the National Association of Real Estate Investment Trusts, the National Multi-Housing Council, and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise.  Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971.

Michael T. Dance, has been the Company’s Executive Vice President and Chief Financial Officer since February 2005. From September 2002 to February 2005, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business.  Mr.  Dance began his career at Peat, Marwick, Mitchell & Co. in 1978.  From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries.  He received a Bachelor of Arts degree in Economics from California State University, East Bay in 1978. Mr. Dance is a CPA and member of the AICPA.

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985.  While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition.  Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and NAREIT. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

Craig K. Zimmerman is responsible for acquisition activities.  Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties.  Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm.  From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles.  Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970.

Thomas E. Randlett, Director, is a certified public accountant and has been engaged as a director at the Law & Economics Consulting Group, Inc. since 1992.  Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries. Prior to joining the Law & Economics Consulting Group, Mr. Randlett was a managing partner and senior real estate specialist for Peat Marwick Main & Company in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  He served on the board of directors of Greater Bay Bancorp, a publicly held financial institution, from 2005 until the company was sold in 2007.  He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants (“AICPA”), National Association of Real Estate Investment Trusts (“NAREIT”) and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan.

Dr. Robert E. Larson, Director, has been a General Partner of the Woodside Fund, a venture capital firm based in the Silicon Valley of Northern California, since 1983. Dr. Larson currently serves as a director of APX, Inc., Azaire Networks, Inc., and NCE Pharmaceuticals. Prior to 1983, Dr. Larson was founder, director and President of Systems Control, Inc. and was employed by IBM Corporation, Hughes Aircraft Company and SRI International. He was a Consulting Professor at Stanford University from 1973 to 1988 and President of the International Institute of Electrical and Electronics Engineers (IEEE) in 1982. Dr. Larson received his Bachelor of Science Degree from M.I.T. in 1960, and his Master’s and Doctorate degrees from Stanford University in 1961 and 1964, respectively, all in Electrical Engineering.

William A. Millichap, Director, is the Chairman of Marcus & Millichap Real Estate Brokerage Company.  From 1984 to 2000, he was the President of The Marcus & Millichap Company and Marcus & Millichap Real Estate Investment Brokerage Company.  Mr. Millichap joined G.M. Marcus & Company in 1971 as one of its first sales associates and became a regional manager in 1974.  In 1976, he became a principal, and the name of the company was subsequently changed to The Marcus & Millichap Company.  Mr. Millichap became Executive Vice President and President of The Marcus & Millichap Company in 1978 and 1984, respectively.  Mr. Millichap is a member of the International Council of Shopping Centers and the National Venture Capital Association, and serves on the Board of Directors of the National Multi-Housing Council.  In addition, Mr. Millichap is a member of the Board of Directors of numerous privately held companies.  Mr. Millichap received a Bachelor of Science degree in Economics from the University of Maryland in 1965.  Prior to becoming affiliated with Mr. Marcus in 1971, he served as an officer in the United States Navy.

Willard H. Smith, Jr., Director, was employed at Merrill Lynch & Co. from 1979 through 1995, and served as Managing Director since 1983 in their Equity Capital Markets Division. From 1992 through 1995, Mr. Smith’s primary focus was the REIT industry. His duties as Managing Director at Merrill Lynch included evaluating companies’ capital structure and equity requirements, placing offerings with Merrill Lynch’s retail and institutional client base, and assessing the market’s demand for potential equity security offerings. Mr. Smith sits on the boards of Cohen & Steers family of mutual funds, Realty Income Corporation, and Crest Net Lease, Inc. Prior to joining Merrill Lynch & Co., Mr. Smith worked at F. Eberstadt & Company from 1971 to 1979. Mr. Smith received his Bachelor of Science degree in Business Administration 1959, and Bachelor of Science degree in Industrial Engineering in 1960 from the University of North Dakota.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2008, the Board held nine meetings (in person, telephonically or by written consent).  Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he served.  In 2008, the Board had five committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Pricing Committee.

The members of the committees during the fiscal year ending December 31, 2008 are identified in the following table:

Director	Executive	Audit	Compensation	Nominating/ Corporate Governance	Pricing
David W. Brady		X
Keith R. Guericke	X				X
Robert E. Larson			X	X
George M. Marcus	Chair		X
Gary P. Martin		X	Chair (1)
Issie N. Rabinovitch			X (1)	X
Thomas E. Randlett	X	Chair		Chair
Michael J. Schall					X
Willard H. Smith, Jr.					Chair

_______________
(1) In 2008, Mr. Martin replaced Mr. Rabinovitch as Chair of the Compensation Committee and Mr. Rabinovitch no longer serves on that committee.

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s ten directors attended the 2008 annual meeting of stockholders.

Committees of the Board of Directors

The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met (in person, telephonically or by written consent) four times during 2008.

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website on www.essexpropertytrust.com.  The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate. The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met (in person, telephonically or by written consent) six times during 2008.

The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by the SEC’s Regulation S-K Item 407(d).

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the 2004 Stock Incentive Plan and our 2007 Outperformance Plan.

The Compensation Committee operates under a written charter which can be viewed at www.essexpropertytrust.com. All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange. The Compensation Committee met (in person, telephonically or by written consent) four times during 2008.

The Board has delegated authority to the Chief Executive Officer (the “CEO”) to grant stock options under the 2004 Stock Incentive Plan to Company employees (other than executive officers) in accordance with guidelines as to the number range of options to be granted to particular categories of employees. The CEO can grant such stock options in an amount not to exceed an aggregate of 20,000 shares. The CEO is to report all stock options, made pursuant to this delegation, to the Board’s Compensation Committee. After each such report, the CEO automatically has the authority to grant additional stock options up to 20,000 shares.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating Committee met twice during 2008.

The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. The Nominating Committee evaluates nominees for directors using the criteria described below and it will use the same criteria when evaluating a nominee recommended by a Stockholder.

The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

The Pricing Committee establishes the price at which the Company’s securities will be offered to the public in public offerings of the Company’s securities. The Pricing Committee did not meet in 2008.

Presiding Independent Director

The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which George M. Marcus presides.

Director Independence

Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

●
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

●
A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $100,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).

●
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

●
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers concurrently serves or served on that company’s compensation committee.

●
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

●
A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the last three years, contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, Robert E. Larson, George M. Marcus, Gary P. Martin, William A. Millichap, Issie N. Rabinovitch, Thomas E. Randlett, and Willard H. Smith, Jr.

In determining the independence of Mr. Rabinovitch, the board considered that his son-in-law is employed by Essex as one of the vice presidents of land acquisitions and development and is not an executive officer. The Board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of ethics and corporate governance guidelines at Company’s Internet website at www.essexpropertytrust.com. Copies of the Company’s committee charters, corporate governance guidelines and code of ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication with Directors

The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at www.essexpropertytrust.com ) provide that the identity of the presiding director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board of Directors, non-management directors, or any individual directors may send communications directly to the presiding director of the Board: George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2008 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Persons Transactions”.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

Each director, who is not an executive officer, receives, or has received, the following compensation:

●
In December 2007, an award was granted to each director under the Essex 2007 Outperformance Plan.  Such awards provide each director with an interest, to be paid in the form of LTIP Units.  See the discussion under the caption, “2007 Outperformance Plan” below.  Directors who received awards under this Outperformance Plan will not receive the annual stock option grant described below until after the awards vest, which may occur in December 2010.

●
An annual grant of options to purchase 2,500 shares of Essex common stock at the closing market price of the common stock on the date of grant, provided that they have not received an award under Essex’s 2007 Outperformance Plan. These options vest in full on the first anniversary of the grant date. This annual grant occurs as of the annual shareholder’s meeting date. During 2008 no Essex stock options grant were granted to the directors, as all the directors participated in the Essex 2007 Outperformance Plan.

●	An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

●	A board attendance fee of $1,000 per meeting attended.

●
A committee attendance fee of $500 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,000 attendance fee is paid.  With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

●	The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of an option to purchase 4,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock at the date of the grant of such option. Such options become exercisable as to one-third of the shares of common stock subject to the option on each yearly anniversary of the grant date, such that the options granted will be fully exercisable three years after the grant date.  In the event of a change of control of the Company, the Board may unilaterally cancel unexercised director options, after advance written notice has been provided to each affected director. The table below summarizes the compensation our company paid to non-employee directors for the fiscal year ended December 31, 2008. Mr. Guericke, our chief executive officer and Vice Chairman, and Mr. Schall, our chief operating officer, are directors, but they are not included in the table below because they do not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1),(2)	Option Awards ($)(1),(3)	Total ($)
D. Brady	42,000	45,195	-	87,195
R. Larson	34,000	45,195	-	79,195
G. Marcus	34,000	45,195	-	79,195
G. Martin	43,500	45,195	-	88,695
W. Millichap	31,000	45,195	-	76,195
I. Rabinovitch	30,000	45,195	-	75,195
T. Randlett	55,500	45,195	-	100,695
W. Smith, Jr.	31,000	45,195	-	76,195

(1) These dollar amounts reflect the compensation expenses recognized by the Company in 2008 for financial statement reporting purposes in accordance with SFAS No. 123(R) for all equity awards made to directors in or before 2008. Therefore, these amounts do not represent payments actually received by the directors.  The assumptions used to calculate the value of the awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008.

(2) On December 4, 2007, Essex granted each director awards under its 2007 Outperformance Plan.  The aggregate fair market value on the grant date, under SFAS No. 123(R), of each of these awards was $145,215.  The $145,215 value will be amortized straight line over the three-year vesting period, less an amount for forfeitures.  These awards were outstanding as of December 31, 2008 and entitle each director to a 2.4% interest in the aggregate performance pool under the 2007 Outperformance Plan, which will be paid in the form of LTIP Units and will be determined after a three-year performance period ending on December 3, 2010.

(3) No options were granted to directors during 2008.  As of December 31, 2008, each director had the following numbers of shares underlying stock options (vested and unvested) then outstanding: David W. Brady: 9,500 options; Robert E. Larson: 22,500 options; George M. Marcus: 2,500 options; Gary P. Martin: 20,000 options; William A. Millichap: 15,000 options; Issie N. Rabinovitch: 15,000 options; Thomas E. Randlett: 19,500 options; and Willard H. Smith, Jr.: 22,500 options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Procedures of the Compensation Committee.  Our Board’s Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers.  The Compensation Committee includes the Company’s Chairman, who has been the Chairman of the Company since its inception and is a significant stakeholder.  The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.

While the Compensation Committee determines Essex’s overall compensation philosophies and sets the compensation for the Chief Executive Officer (the “CEO”) and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions.  For the upcoming fiscal year, the CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Committee.  The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan, which is approved by our Board.  Also, at that time, the Committee reviews and approves goals for the upcoming year for specific executive officers.  Such goals may include company-wide, business unit and individual goals.

 At the end of a fiscal year, the Board reviews actual performance against such goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers.  The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance.  Except for the CEO, the other named executive officers do not participate in compensation discussions regarding the executive officers.  The Committee establishes the compensation package for the CEO in discussions where he is not present. Our Chief Operating Officer and Chief Financial Officer also attend certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

In 2006, a peer comparison of compensation of named officers was performed by SMG Compensation Consultants of 14 REITs, eight of which are reasonably similar to the Company in revenue size and market capitalization and seven of which are equity REITs that invest in apartments.  In 2008 the peer comparison was updated by management based on publicly filed proxy materials for the following companies:

Alexandria Real Estate Equities (ARE)
AMB Property Corporation (AMB)
Apartment Investment & Management Company (AIV)
BRE Properties (BRE)
Camden Property Trust (CPT)
Choice Hotel International (CHH)
Home Properties (HME)
La Salle Hotel Properties (LHO)
Mid-America Apartment Communities (MAA)
Post Properties Inc. (PPS)
PS Business Parks Inc. (PSB)
Realty Income Corporation (O)
Sunstone Hotel Investors, Inc. (SHO)
United Dominion Realty Trust, Inc. (UDR)

The Compensation Committee considered the peer group information in determining overall compensation levels in light of the Committee’s view of appropriate, market-based compensation levels.  However, the Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Objectives. The objectives of our compensation program for named executive officers are to:

●	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements;

●	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and

●
Align the interests of executive officers with the interests of our stockholders by tying significant portions of short and long- term compensation, in the form of annual bonus and long-term equity based awards, increasing distributable cash flow to shareholders, and increasing the value of our common stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of our executive compensation program should be related to creating stockholder value. The Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of our short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

Key elements. The key elements of our current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.	Annual bonus is based primarily on discretionary and subjective review of individual and business performance factors.	Short-term cash compensation that is contingent on Compensation Committee discretion.
Equity incentive Essex Operating Partnership Units	Equity compensation tailored to our corporate structure that complements cash compensation and provides performance incentives based on stock appreciation for long-term retention of management.
Series Z and Z-1 incentive units were issued and sold to executive officers, including the named executive officers then employed, in 2001, 2004 and 2005.  Units under our Outperformance Plan (“LTIP Units”) were granted in 2007.

LTIP and Z and Z-1 Units have performance conditions and only vest if certain shareholder returns are achieved.  Unit awards are determined at a dollar amount that will motivate and retain executives.

Long-term compensation is primarily contingent on performance goals and an increase in the long-term value of our common stock into which the units are ultimately exchangeable.

The sale of these incentive units is contractually prohibited and units cannot be converted into operating partnership units (or exchanged for our common shares) until certain conditions are met, designed to retain executives over the vesting period.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan	For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of control and related termination were to occur.	The element provides that in the event of a change of control and related termination within the 12 months thereafter, an executive receives two times his current annual salary and targeted bonus, continued insurance benefits and potential tax gross up payments.	A supplement to the base salary and annual bonus arrangements, which addresses possible change of control situations.
Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	A supplement to the base salary.

Base Salaries.  None of our executive officers have an employment agreement.  Base salaries are viewed as a customary element necessary to hire and retain executive officers.  Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking.  For 2008, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. The base salaries are reported in the “Salary Compensation Table” below.

Annual Bonuses.  Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of individual performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee:

●	individual performance;

●	corporate and business unit performance;

●	the functions performed by the executive officer; and

●	changes in the compensation peer group in which Essex competes for executive talent.

Although the Compensation Committee considers these factors, the Committee’s analysis is generally discretionary and subjective rather than objective, and the weight given such factors may vary from individual to individual.

Each year a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan which is approved by our Board.  To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to zero.  In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

For 2008, the following specific goals were set for corporate performance:

●	Increase Funds from Operations (“FFO”) per diluted share by approximately 10%; and

●	Rank in the top quartile of multifamily REITs with respect to 2008 FFO per share growth.

For 2008, FFO per diluted share was $6.14, which met the performance goal and represented an increase of 10.2% from the FFO per diluted share amount for 2007.  For a discussion of the calculation of FFO for 2008 and 2007, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funds from Operation (FFO)” in our Form 10-K for the fiscal year ended December 31, 2008.  Essex also achieved the goal of ranking in the top quartile of multifamily REITs with respect to 2008 FFO per share growth.

Key specific factors considered by the Compensation Committee and the CEO in his recommendations to the Compensation Committee in determining bonuses for 2008 included:

●	exceeding the FFO per diluted share target and ranking in the top quartile of multifamily REITs with respect to 2008 FFO per share growth;

●	success in our ability to identify markets with strong long-term growth potential consistent with our strategy;

●	our success in acquiring or developing properties in markets targeted by our economic research;

●	the implementation of our disposition program, including the reinvestment of funds generated from asset sales; and

●	our success in managing joint ventures and in identifying and securing attractive financing alternatives.

Based on these achievements as well as considerations of individual goals and performance and various subjective factors, the Compensation Committee approved bonuses for 2008 that, for the named executive officers, were $80,000 per executive officer higher than the targeted bonus amounts. The bonuses paid for 2008 are reported in the “Bonus” column of the Summary Compensation Table below.

For 2009, the following corporate performance goals have been set:

●	Achieve an FFO per diluted share amount of $5.80; and

●	Rank in the top quartile of multifamily REITs with respect to 2009 Core FFO results.

It should be noted that the foregoing are goals and should not in any way be considered to be a prediction, or guidance, by Essex as to its future results.  The 2009 targeted bonus amounts for the named executive officers range from 100% to 125% of their annual base salary amounts.  Actual bonuses will be based on various subjective factors as well as corporate performance goals, evaluation of the officer’s handling of his day-to-day responsibilities, and the officer’s achievement of his individual performance goals and, in some cases, business unit goals, which for 2009 included the following primary criteria:

●
Mr. Guericke, Chief Executive Officer: Oversee the investment functions of the Company, including acquisitions and development and continue process of identifying and building the succession to the executive management team;

●
Mr. Schall, Chief Operating Officer: Monitor performance of regional property managers vis-à-vis each of their budgeted business plans, identify officer to lead operations group and continue succession plan implementation;

●	Mr. Dance, Chief Financial Officer: Based on market conditions identify and propose capital raising transactions and identify opportunities to reduce overhead cost;

●
Mr. Eudy, Executive Vice President, Development: Initiation of new development projects with projected capitalization rates of an appropriate premium over acquisition capitalization rates. Complete existing development projects on time and on budget.

●
Mr. Zimmerman, Executive Vice President, Acquisitions: Continually evaluate markets to find the best property acquisitions at capitalization rates that exceed the cost of capital for such acquisitions and improve the growth rate of the portfolio. In conjunction with Asset Management evaluate assets to be sold to generate proceeds for accretive transactions.

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to shareholders.  The Compensation Committee approves the granting of new awards as well as determining the performance criterion for the annual increases in the conversion ratio (equivalent to vesting) for Series Z and Z-1 incentive unit awards.

Awards granted under the Essex long-term incentive program include restricted operating partnership units, referred to as “Z or Z-1 incentive units”, issued and sold to designated executive officers in 2001, 2004 and in 2005.  In 2007 the Board established the 2007 Outperformance Plan and the Committee granted the named executive officers awards under that plan that are subject to achieving a minimum total shareholder return.

As described more fully under the caption “Series Z and Series Z-1 incentive units,” these incentive units are convertible into limited partnership units of the Essex operating partnership, which are exchangeable for shares of Essex common stock.  The conversion ratio generally starts at zero upon issuance of the awards and may increase by 10% in each year, and up to 20% in certain circumstances in the year following their initial issuance, in which Essex meets the performance criteria set forth in the plan. The Compensation Committee may revise the criteria for increases in the conversion ratio to reflect different or additional parameters, objectives or performance measures if it determines that the funds from operations per share performance measure is no longer appropriate for establishing management objectives or that the target levels are no longer feasible in light of factors or circumstances outside of Essex’s control (such as general economic conditions, legal/regulatory changes, war or similar events).  To change such criteria, the Compensation Committee must further determine that the revised criteria are, as a whole, comparable or more effective for analyzing the performance of the Company and incentivizing the executives and that such amended or revised criteria shall not be more difficult to achieve than the funds from operations target measure set forth in the plan.  The sale of these incentive units is contractually prohibited, and incentive units cannot be converted into operating partnership common units until certain conditions are met, or 15 years after the inception of the plan. Operating partnership common units are exchangeable for shares of Essex common stock.

 For 2008, the conversion ratio of outstanding units increased by 10% effective on January 1, 2009. The 10% increase was based on Essex meeting the plan’s stated performance criteria of growth in funds from operations per share in 2008 of 10% or more over 2007. Funds from operations increased approximately 10.2% in 2008 compared to 2007. For a discussion of funds from operations in 2007 and 2006, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funds from Operations (FFO)” in our Form 10-K for the fiscal year ended December 31, 2008.

In December 2007, the Board adopted the 2007 Outperformance Plan.  Under this Plan, award recipients share in a “performance pool” if the Company’s total return to stockholders for the period from December 4, 2007 through December 3, 2010 exceeds a cumulative total return to stockholders of 30%.  The size of the pool is 10% of the outperformance amount that exceeds the 30% benchmark, subject to an aggregate maximum pool of $25 million.

Each participant’s award under the 2007 Outperformance Plan is designated as a specified percentage of the aggregate performance pool.  Assuming the 30% benchmark is achieved, the pool will be allocated among the participants in accordance with the percentage specified in each participant’s award agreement.  Individual awards were made in December 2007 in the form of newly created LTIP Units, which are partnership units in the operating partnership that are exchangeable for common units in the operating partnership, on a one-for-one basis to the extent the LTIP Units become vested.  Such common units are exchangeable for shares of Essex common stock on a one-for-one basis.

In the case of awards granted to officers, if the benchmark is achieved, the LTIP Units will vest in three substantially equal installments on December 4, 2010 and on the following two one-year anniversaries thereafter, based on the officer’s continued employment through the applicable vesting date.  The combination of the performance period and the subsequent vesting results in a total of five-years of service required for 100% vesting. The 2007 Outperformance Plan ties a large portion of an officer’s compensation to the creation of stockholder value and continued employment with our company on a long-term basis, thereby creating a strong economic incentive for officers to remain at our Company.  For more information regarding the 2007 Outperformance Plan, see the discussion under the caption, “2007 Outperformance Plan” below.

The Compensation Committee considered applicable tax and accounting principles in making these awards, and the number of units awarded were intended to provide equity-based awards to the named executive officers that are competitive with our peer group companies and to provide a meaningful incentive for the officers to continue with Essex for their entire career.

Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under the Essex Portfolio, L.P. Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related deduction. Essex makes no matching contributions to the plan.  Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefit. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan established in May 2001, and amended in 2008, each of our named executive officers would be entitled to benefits defined under the plan if, within the 12 months after a change of control of Essex (as defined in the section titled “Potential Payments Upon Termination or Change of Control”), the individual’s employment is terminated by the employer without cause, or if the individual resigns for good reason, as defined in the plan.

The benefits in such event generally consist of:

●	severance payments of two times current annual base salary and two times the individual’s target annual bonus;

●	continuation of health, dental and life insurance for up to 24 months;

●	the right to exercise all vested and unvested stock options or receive a payment cashing out the equity in options, depending on whether the acquiring company elects to assume the options;

●
a right to receive “tax gross up payments” sufficient to pay the excise taxes that may arise under Sections 280G, 409, and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) concerning “excess parachute payments”.

The Compensation Committee believes that these provisions provide a reasonable level of continued economic benefit to the named executive officer if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Committee also believes that the 12-month period following a change of control in which a terminating event must occur restriction, and the 2 years’ cash benefits, together with accelerated vesting of options, is in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Committee considers to be comparable.  The Executive Severance Plan was established in 2001.  Generally, the existence of this plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive unit grants.

The Compensation Committee did not grant stock options to named executive officers in 2008 and has determined that further stock option grants are not currently elements of compensation for named executive officers. Mr. Dance is the only named executive officer currently holding unvested stock options, which were granted to him when he became employed by Essex in 2005. Upon a change of control, pursuant to the terms of the applicable plan, the unvested options held by Mr. Dance will receive immediate vesting.

The Z and Z-1 incentive units do not receive “accelerated vesting” in the form of increased conversion rights or otherwise upon a change of control (although that is an event which would enable individual holders of units to convert their units at the then otherwise applicable conversion ratio and in turn exchange the resulting operating partnership units for shares of Essex common stock). The severance plan calls for cash benefits at twice the annual rate of current compensation. Named executive officers except for Mr. Dance do not currently hold any unvested stock options. Due to these and other factors, if a change of control were to occur based on current circumstances, the severance benefits should not result in any “excess parachute payment” or associated tax gross up under the severance plan. However, the computation of the excise tax on excess parachute payments is complex, and results could differ significantly under changed future circumstances.

The 2007 Outperformance Plan has a provision that permits accelerated vesting in a change of control if the prorated total shareholder return conditions are met.

Life insurance and perquisites.  Named executive officers have the choice of an automobile allowances or a Company leased automobile, health and dental insurance and payment of life insurance premiums. The Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

Tax and Accounting Considerations.  Section 162(m) of the internal revenue code of 1986, as amended, prohibits the Company from deducting compensation in excess of $1 million for certain executive officers unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 1994 and 2004 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation.  The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that incorporate a full range of performance criteria important to the company’s success, even where compensation payable under such programs may not be deductible.

Effective January 1, 2006, Essex adopted the provisions of SFAS No. 123 Revised (“SFAS No. 123(R)”), “Share-Based Payment,” a revision of SFAS No. 123 using the modified prospective approach. Effective January 1, 2004, Essex adopted the fair value method of accounting for its stock-based compensation plans using the retroactive restatement method as provided by SFAS No. 123. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity based compensation issued to employees. The average fair value of stock options granted for the years ended December 31, 2008, 2007 and 2006 was estimated on the date of grant using the Black-Scholes option pricing model.

Under the incentive program involving the issuance of Z and Series Z-1 incentive units of limited partnership interests in the Essex operating partnership, vesting in the units is based on performance criteria established in the plan. The estimated fair value of a unit is determined on the grant date and considers the company's current stock price, the unpaid dividends on unvested units and the discount factor for the 8 to 15 years of illiquidity. Compensation expense for the units is calculated by taking annual vesting increases multiplied by the estimated fair value as of the grant date less each unit’s $1.00 purchase price.

See Note 13 to Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, for a discussion of the accounting for our stock based compensation plans.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended {the “Exchange Act”) except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee

Robert E. Larson
George M. Marcus
Gary Martin

SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2008, which we refer to as “2008”, for our year ended December 31, 2007, which we refer to as “2007” and for our year ended December 31, 2006, which we refer to as “2006”.

				Stock	Option	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)
Keith R. Guericke	2008	350,000	480,000	277,312	-	16,438	1,123,750
Vice Chairman of the Board,	2007	350,000	500,000	200,918	-	15,340	1,066,258
Chief Executive Officer and President	2006	350,000	775,000	194,634	-	16,082	1,335,716
Michael J. Schall	2008	295,000	480,000	255,508	-	12,539	1,043,047
Director, Senior Executive Vice	2007	295,000	500,000	179,114	-	12,622	986,735
President and Chief Operating Officer	2006	295,000	650,000	172,830	-	14,204	1,132,034
Michael T. Dance	2008	225,000	380,000	165,178	14,252	11,245	795,675
Executive Vice President and	2007	225,000	350,000	88,784	14,252	10,555	688,591
Chief Financial Officer	2006	200,000	250,000	82,500	14,252	10,911	557,663
John D. Eudy	2008	300,000	380,000	228,227	-	13,060	921,287
Executive Vice President-	2007	300,000	400,000	151,833	-	13,518	865,531
Development	2006	300,000	300,000	146,549	-	14,042	785,591
Craig K. Zimmerman	2008	300,000	380,000	228,227	-	13,070	921,297
Executive Vice President-	2007	300,000	400,000	151,833	-	13,491	865,324
Acquisitions	2006	300,000	300,000	146,549	-	13,759	760,308

(1)
These dollar amounts reflect the compensation expenses recognized by Essex in the year indicated for financial statement reporting purposes in accordance with SFAS No. 123(R) for stock awards in or before that year. Therefore, these amounts do not represent payments actually received by the officers.

•
The assumptions used to calculate the value of the awards are set forth in Note 13 of the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2008, and Note 14 in our Form 10-K for the years ended December 31, 2007 and 2006.

•
These stock awards consist of (i), for 2008 and 2007, LTIP Units awarded under the Essex 2007 Outperformance Plan and (ii), for 2008, 2007, and 2006, Series Z and Series Z-1 incentive units.  See “2007 Outperformance Plan” and “Series Z and Series Z-1 incentive units” below.

(2)
These dollar amounts reflect the compensation expenses recognized by our company in the year indicated for financial statement reporting purposes in accordance with SFAS No. 123(R) for option awards made to the named executive officers in or before that year. Therefore, these amounts do not represent payments actually received by the officers.  The assumptions used to calculate the value of the awards are set forth in Note 13 of the Consolidated Financial Statements in our Form 10-K for the years ended December 31, 2008, and Note 14 in our Form 10-K for the years ended December 31, 2007 and 2006.

(3)
For 2008, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles, and payments of life insurance premiums of ($328, $328, $276, $263 and $263), for Keith R. Guericke, Michael J. Schall, Michael T. Dance, John D. Eudy, and Craig K. Zimmerman, respectively.

GRANTS OF PLAN-BASED AWARDS

There were no awards granted to named executive officers during the year ended December 31, 2008.

2007 OUTPERFORMANCE PLAN

On December 4, 2007, our Board approved a long-term compensation program (the “2007 Outperformance Plan”) for certain members of senior management. The purpose of the 2007 Outperformance Plan is to further align the interests of our stockholders with those of management by encouraging our senior officers to “outperform” and to create stockholder value in excess of industry expectations using a “pay for performance” structure.  Non-employee board members also participate in our 2007 Outperformance Plan in lieu of receiving, during the Plan’s performance period, their annual stock option grants.

Under the 2007 Outperformance Plan, award recipients share in a “performance pool” if our total return to stockholders, for the period from December 4, 2007 through December 3, 2010, exceeds 30% measured based on the closing price of the Company's common stock of $98.91 per share on December 4, 2007.  The size of the pool will be 10% of the amount by which total returns exceeds the 30% benchmark, subject to an aggregate maximum amount of $25 million.  The 30% benchmark will equal approximately $116.22 per share if the 2009 quarterly dividend rate of $1.03 per share stays constant through December 3, 2010.  This maximum amount will be reduced by the amount of any forfeited awards.  If the performance pool reaches the maximum aggregate amount during the period between June 4, 2010 and December 3, 2010 and maintains or exceeds that level for 30 consecutive days, the performance period will end early and the performance pool will be fixed on the last day of such 30-day period. However, even upon such event, the participants will nonetheless remain subject to the time-based vesting requirements.

Each participant’s award under the 2007 Outperformance Plan is a designated percentage of the aggregate performance pool.  Assuming the 30% benchmark is achieved, the pool will be allocated among the participants in accordance with the percentage specified in each participant’s award agreement.  Individual awards will be made in the form of newly created LTIP Units, which are partnership units of the Essex operating partnership that, once vested, are exchangeable for common units of the Essex operating partnership on a one-for-one basis. Such common units are exchangeable into shares of our common stock. Any such shares of common stock will be issued pursuant to our 2004 Stock Incentive Plan.

LTIP Units will be granted prior to the determination of the performance pool, but are subject to vesting based upon certain performance and time-based conditions. Unvested LTIP Units are not entitled to distributions until after the 30% performance benchmark has been achieved.  Distributions on LTIP Units will be equal to the distribution amounts payable on each common unit of the Essex operating partnership.

In the case of awards granted to senior officers, if the performance benchmark is achieved the LTIP Units will vest, subject to the officer’s continued employment, in three substantially equal installments, the first on December 4, 2010 and the remaining two on the one-year anniversaries thereafter. In the case of awards granted to non-employee directors, such awards will vest in full on December 4, 2010 if the benchmark is achieved if the board member has continued to serve through such date.

In the event of a change of control of our company prior to the establishment of the performance pool, the performance period will automatically terminate as of a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted accordingly on a pro rata basis.  The performance pool will be determined as described above if the adjusted benchmark has been achieved, and the awards will become fully vested at such time.

SERIES Z AND SERIES Z-1 INCENTIVE UNITS

The Company has adopted an incentive program involving the issuance of Series Z incentive units and Series Z-1 incentive units of limited partnership interests in the operating partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z incentive units and Series Z-1 incentive units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z incentive units and Series Z-1 incentive units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each.

Up to 200,000 Series Z incentive units are authorized to be issued under the Series Z incentive units program. On June 28, 2001, the operating partnership issued all 200,000 Series Z incentive units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. No further Series Z incentive units may be issued.

Up to 400,000 Series Z-1 incentive units are authorized to be issued under the Series Z-1 Incentive Unit Program. In June 2004, the operating partnership issued 95,953 Series Z-1 incentive units to 14 senior executives of the Company in exchange for a capital commitment of $1.00 per Unit. In 2005, the operating partnership issued 116,999 Series Z-1 incentive units to sixteen senior executives of the Company for cash or a capital commitment of $1.00 per unit.  In 2008, no Series Z-1 incentive units were issued.

Upon certain triggering events, the Series Z and Series Z-1 incentive units will automatically convert into common units of limited partnership interests in the operating partnership. Common units of the operating partnership are exchangeable on a one-for-one basis into shares of the Company’s common stock. The incentive units’ conversion ratio varies over time. Upon issuance, the conversion ratio is generally zero. On each January 1 following the issuance, the conversion ratio increases by up to 10%, and up to 20% in the first year following the initial issuance, if (i) the participating executive is still employed by the Company and (ii) the Company has met a specified “Funds from Operations” per share target, or such other target as the Compensation Committee deems appropriate for the previous year. The maximum conversion ratio is 100%. On February 27, 2009, with respect to incentive units held by current officers, the conversion ratio of the Series Z incentive units was 85% and the conversion ratio of the Series Z-1 incentive units ranged from 50% to 70%.

The Series Z and Series Z-1 incentive units automatically convert into common units of the operating partnership if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed by the Company, (iii) the Company dissolves or is liquidated, or (iv) finally, on January 1, 2016 in the case of Series Z incentive units and June 2019 in the case of Series Z-1 incentive units. In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the operating partnership has the option to redeem Series Z and Series Z-1 incentive units held by any executive whose employment has been terminated for any reason and is obliged to redeem any such units upon the death of any holder. In such event, the operating partnership has the option of redeeming the units for common units of the operating partnership or shares of the Company’s common stock based on the then-effective conversion ratio.

The Series Z and Series Z-1 incentive units are entitled to participate in regular quarterly distributions paid out by the operating partnership.  As of February 27, 2009, with respect to incentive units held by current officers, each Series Z Incentive Unit was entitled to receive 85% of the distribution received by each common unit of the operating partnership and the Series Z-1 incentive units were entitled to receive a percentage ranging from 50% to 70% of such distribution. Over time the distribution percentages of the Series Z and Z-1 incentive units may increase, generally based on satisfaction of the same conditions as determine the increases in the conversion ratio.

EXECUTIVE SEVERANCE PLAN

We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination or Change-Of-Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table shows all outstanding equity awards held by the named executive officers at the end of 2008:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Guericke	-	-	-	-	12,675 (2)	960,131 (3)
Guericke	-	-	-	-	(4)	1,885,000 (4)
Schall	-	-	-	-	11,470 (2)	868,853 (3)
Schall	-	-	-	-	(4)	1,885,000 (4)
Dance	3,932	2,168	72.70	2/22/2015	6,000 (2)	454,500 (3)
Dance	-	-	-	-	(4)	1,885,000 (4)
Eudy	-	-	-	-	9,701 (2)	734,851 (3)
Eudy	-	-	-	-	(4)	1,885,000 (4)
Zimmerman	-	-	-	-	9,701 (2)	734,851 (3)
Zimmerman	-	-	-	-	(4)	1,885,000 (4)

(1) These options become exercisable and vest as to 20% of the underlying shares on the 12 month anniversary of the vesting commencement date, and 1/60 of the shares each month thereafter. The option term is 10 years.

(2) Unvested units issued pursuant to the Series Z and Series Z-1 incentive unit programs described above.

(3) The value is based on the closing price of Essex common stock on the NYSE on December 31, 2008, of $76.75, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

(4) Each named executive officer received awards in 2007 under the 2007 Outperformance Plan, which entitles the officer to 7.5% of the aggregate performance pool under the plan, that is based on the Essex's performance over a three year period ending December 4, 2010. Awards will then be issued in the form of LTIP Units, which will vest in three equal installments, beginning on December 4, 2010, and then on the 2 one-year anniversaries thereafter. The amounts set forth above assume that the maximum performance pool is attained. See “2007 Outperformance Plan.”

OPTION EXERCISES AND STOCK VESTED

The following table shows for 2008 the number of shares acquired upon exercises of options and the value realized upon exercise and also all stock awards vested and value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Guericke	-	-	5,048	382,348
Schall	-	-	4,473	338,792
Dance	1,900	90,079	1,500	113,625
Eudy	-	-	3,770	285,585
Zimmerman	-	-	3,770	285,585

(1) Value realized on exercise is calculated based on the difference between the market price per share of Essex common stock less the exercise price per share on the date of exercise, multiplied by the number of securities exercised (whether or not any securities were sold).

(2) Stock awards consist of Series Z and Z-1 Units.  The amounts reflect the 10% increase in the conversion ratio for 2008 performance, which increase was effective as of January 1, 2008.

(3) The value is based on the closing price of Essex common stock on the NYSE on December 31, 2008 of $76.75, multiplied by the number of units acquired on vesting, less the $1.00 per unit capital contribution.

NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. Deferred Compensation Plan, which is referred to in this proxy statement as the “prior deferred compensation plan,” and the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to in this proxy statement as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008, replaces the prior deferred compensation plan with respect to deferrals and contributions made after December 31, 2004 and is intended to complement the prior deferred compensation plan by continuing deferred compensation arrangements substantially similar to the prior deferred compensation plan that comply with Section 409A of the Internal Revenue Code.  No new contributions may be made to the prior deferred compensation plan, which was frozen effective as of December 31, 2004.  Under both deferred compensation plans, eligible employees, which include the named executive officers, may elect (or, in the case of the prior deferred compensation plan, were eligible to elect prior to December 31, 2004) in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although both plans allow the company to make a discretionary contribution.  Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year preceding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the prior deferred compensation plan are generally made in a lump sum as soon as practicable after the earlier of the end of the participant’s active employment with Essex or a “change in control,” as defined in the plan, subject to a participant’s ability to elect a payout of accounts exceeding $250,000 in annual installments, over a period of 5, 10 or 15 years.  If the participant so elected in a deferral election, distributions under the prior deferred compensation plan may instead be made on up to two future dates while the participant is actively employed.  Any such “in-service” distributions are payable in a single lump sum as soon as practicable following the designated in-service distribution date, unless the participant elected to receive the distributions in up to 10 annual installments.  Participants receiving payouts in the form of annual installments may, if permitted by the plan administrator, elect to receive the balance of their unpaid future annual installments in one lump sum payment, subject to a 10% reduction to the total amount deferred as of the originally scheduled “in-service” distribution date.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made.  The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments.  Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Internal Revenue Code).  A participant may subsequently change the form or timing of payment under the 2005 deferred compensation plan, within specified limitations, provided the change is not given effect for at least 12 months, is elected at least 12 months before the originally scheduled distribution date and the new distribution date is no earlier than the five years after the originally elected distribution date.  Under specified and limited circumstances, a participant may be permitted to receive a distribution upon an unforeseeable emergency.

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant.  Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan.  Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets.  However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market.  The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer.  The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or the company’s brokerage account agreement.  The following tables provide information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of the end of 2008.

Name	Executive Contributions in 2008 ($) (1)	Registrant Contributions in 2008 ($)	Aggregate Earnings/(Losses) in 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2008 ($)
Guericke	250,000	-	(778,100)	-	1,113,342
Schall	-	-	(843,606)	-	1,664,343
Dance	-	-	-	-	-
Eudy	6,250	-	4,110	(1,769,891)	138,085
Zimmerman	-	-	(446,102)	-	863,017

(1) These amounts include for each individual the following amounts reported in the Summary Compensation Table identified above:

Name	Reported in “Salary” Column for 2008 ($)	Reported in Bonus Column for 2008 ($)
Guericke	-	250,000
Schall	-	-
Dance	-	-
Eudy	6,250	-
Zimmerman	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company maintains an executive severance plan, which was amended and restated effective December 31, 2008, that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten or more years of service with the Company, which includes, among others, Messrs. Guericke, Schall, Dance, Eudy, and Zimmerman. Under this plan, if there is a change of control of the Company (as defined below), all stock options granted to officers covered by the plan shall become fully exercisable and be valid and outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment, except in the event of a merger in which outstanding options are to be terminated without being assumed by the acquiring company, the officers will receive payment equal to the value of the cancelled stock options.

In addition, the plan provides that if within the 12 months following a change of control of Essex, Essex terminates without “cause” any officer covered by the plan or the officer terminates his or her employment for “good reason,” (as these terms are defined in the plan), Essex will pay the officer an amount equal to twice such officer’s current annual base salary, twice such officer’s targeted annual bonus, and pay for up to 24 months’ of health, dental and life insurance premium benefits. The severance amounts are payable in one lump sum within 31 days following the termination date, except that payments to officer who are “specified employees” at the time of payment will be subject to a 6-month delay.  “Good reason” includes a number of circumstances including a substantial adverse change in the officer’s authority, duty or power, a reduction in annual base salary that does not affect management generally, certain relocations, or failure to pay amounts owed to the officer. The officer is also entitled to receive “tax gross up payments” sufficient to cover any excise taxes and income taxes on the imputed income resulting from the gross-up payment that may arise under Sections 280G and 4999 of the Code concerning “excess parachute payments” in connection with payments and benefits payable under the severance plan.

A “change of control” under the executive severance plan is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of July 1, 2000 constituted Essex Board of Directors (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to July 1, 2000 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

In certain change of control situations, executives holding Series Z and Series Z-1 Units will have the option to convert such units at the then-effective conversion ratio into shares of operating partnership units. However, a change of control is not a triggering event for any increase in the conversion rate or any other form of accelerated vesting. The footnotes to the table “Security Ownership of Certain Beneficial Owners” set forth the number of Essex common shares that named executive officers are entitled to upon conversion of vested, non-forfeitable incentive units as of February 27, 2009, or that will become vested and non-forfeitable within 60 days of such date. The last column of the “Outstanding Equity Awards at December 31, 2008” table states the market value of unvested incentive units as of December 31, 2008, which may become vested in the future if the criteria are met.

In connection with the 2007 Outperformance Plan upon a change of control of the Company prior to the establishment of the performance pool, the performance period will automatically terminate as of a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis.  If the adjusted benchmark is achieved, the performance pool will be determined and the related awards will become fully vested at such time.  If a change of control had occurred as of December 31, 2008, based on the Essex share price on that date, the adjusted benchmark would not have been achieved and, consequently, there would have been no performance pool and no vested awards.  The table below illustrates hypothetical payments under the executive severance plan as if a change of control had occurred on December 31, 2008 and a defined termination had occurred within the 12 months thereafter:

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Assumed Realized Value of Accelerated Options ($)	Assumed Cost of Tax Gross Up (2)	Total (3) ($)
Guericke	1,500,000	18,000	-	-	1,518,000
Schall	1,390,000	18,000	-	-	1,408,000
Dance	1,050,000	18,000	16,000(1)	-	1,084,000
Eudy	1,200,000	18,000	-	-	1,218,000
Zimmerman	1,200,000	18,000	-	-	1,218,000

 (1) Assuming a change of control of Essex on December 31, 2008, in which the price realized per share of our common stock is assumed to be the closing market price of our stock as of that date, $76.75, and on unvested options covering 3,932 shares of common stock as of December 31, 2008, with an exercise price of $72.70.

 (2) See “Compensation Discussion and Analysis - Severance and Other Benefits Upon Termination of Employment or Change of Control” for a description of the tax gross up provisions under the plan.

 (3) The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability, or (iv) the value of Series Z and Z-1 incentive units, or partnership units or shares of Essex common stock which may be realized in connection with the conversion of the incentive units, at the time of a change of control or other termination of employment (which value is excluded here because unvested incentive units do not earn any increase in the conversion rate or “accelerated vesting” as a result of a change of control or termination of employment, and are in the nature of vested restricted stock to the extent convertible, with a restriction on disposition during the period of employment until specified time elapses or other events occur).

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (#)		Weighted Average Exercise Price For Outstanding Options, Warrants And Rights ($)		Securities Remaining Available for Future Issuance Under Plans (#)
Equity compensation plans approved by security holders:
Stock Incentive Plans	593,443	(1)	80.63	(2)	635,525
Equity compensation plans not approved by security holders:
Series Z incentive units (3)	200,000		N/A		-
Series Z-1 incentive units (3)	212,952		N/A		187,048
Total	1,006,395		-		822,573

(1) Includes an estimated 200,000 shares of Essex common stock, to be issued potentially pursuant to the exchange of awards under the 2007 Outperformance Plan.

(2) This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 plans.

(3) Includes convertible Series Z and Series Z-1 incentive units, as described above.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee of the Board of Directors consists of Messrs. Brady, Martin and Randlett.  Mr. Randlett serves as Chairman of the Committee.  The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board of Directors.  Stockholders may access this charter at the Company’s Internet website at www.essexpropertytrust.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally.  The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements and effectiveness of internal control over financial reporting for fiscal year 2008 audited by KPMG LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114.  The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the audit committee concerning independence, and has discussed with KPMG LLP its independence.  Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee also has recommended the approval, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Members of the Audit Committee
David W. Brady
Gary P. Martin
Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Essex does not currently have written, formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K. Under that definition, transactions with related persons are transactions in which Essex was or is a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related persons include any executives, officers, directors, director nominees, beneficial owners of more than 5% of Essex’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

Essex’s general policy regarding such related party transactions is that they will be reviewed by the Board of Directors and, after such review, the members of the Board of Directors who do not have any interest in the transaction will vote as to whether to authorize and/or approve the transaction. In determining whether to approve or authorize a particular related party transaction, the Board of Directors applies the same business judgment standard of whether the transaction is in the best interest of the Company that it applies in approving other transactions. The Board does not, however, pre-approve real estate brokerage commissions paid to the Marcus & Millichap Real Estate Investment Brokerage Company (“M&M REIBC”). M&M REIBC is a well established real estate brokerage company, which has provided brokerage services to Essex over many years at rates that are similar to what it charges its other clients. Mr. Millichap, a director of the Company until May 2009, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of Essex, is the Chairman of The Marcus & Millichap Company (“TMMC), which is the parent company of M&M REIBC.

Essex believes that its general policies and procedures regarding related party transactions are evidenced by the disclosures in Essex’s current and prior proxy statements under the caption “Certain Relationships and Related Party Transactions.” Essex may in the future adopt written policies and procedures regarding related party transactions.
Marcus & Millichap Real Estate Investment Brokerage Company

M&M REIBC is a commercial real estate brokerage firm that is a subsidiary of TMMC. Mr. Millichap, a director of the Company, is the Chairman of M&M REIBC. Mr. Marcus, the Chairman of the Company, is the Chairman of TMMC.  During the year ended December 31, 2008, the Company paid $0.2 million in brokerage commissions to M&M REIBC with respect to purchases and sales of real estate.

Investment in Mountain Vista Apartments, LLC

On May 1, 2000, the Company originated an 11.5% subordinated $9.5 million loan to Mountain Vista Apartments, LLC (“Mountain Vista”), which loan related to the acquisition and redevelopment of an apartment community, Waterstone at Fremont apartments, owned by Mountain Vista. Mountain Vista is controlled by TMMC. The Chairman of TMMC is George Marcus, who is also the Chairman of the Company. In addition, William Millichap, a director of the Company, is also the Chairman of M&M REIBC, an affiliate of TMMC. After the initial loan, the Company made additional loan advances, as was anticipated, related to the redevelopment. The loans were subsequently converted to a preferred interest ownership in Mountain Vista that had similar economic features as the loans. In November 2001, Mountain Vista loaned the Company approximately $6.8 million related to the refinance of its apartment community, which was recorded as a reduction in the balance of the Company’s investment in Mountain Vista since the substance of the transaction was a distribution from an equity method investee.  The investment in Mountain Vista was approved by the disinterested directors of the Company’s board of directors.  During March 2007, Mountain Vista was recapitalized with the inclusion of a new joint venture partner, and as part of this transaction the Company received $7.7 million in net distributions from the joint venture.  The Company accounted for this transaction as a partial sale of the Company’s investment and recorded a gain of $2.0 million.  As of December 31, 2007, the Company’s carrying value of its remaining investment in the Mountain Vista was $1.2 million.  During January 2008, the Company collected $7.5 million in connection with the return of its remaining interest in the Mountain Vista and recognized income of $6.3 million from its preferred interest.

Agreement between Mr. Marcus and the Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

* * *

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008 and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted FOR ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007 and fees billed for other services rendered by KPMG LLP during those periods:

	2008	2007
Audit Fees (1)	$1,026,800	$1,000,043
Audit-Related Fees (2)	120,400	114,000
Tax Fees (3)	--	28,990
All Other Fees (4)	--	--
Total	$1,147,200	$1,143,033
______________
(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal controls and the related management assessment of internal controls, reviews of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” Included in these fees are $120,400 and $114,000 for audit fees paid by Essex Apartment Value Fund, L.P. and Essex Apartment Value Fund II, L.P. (collectively, “Fund I and II”), for 2008 and 2007, respectively.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes incurred in 2007.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no fees in this category incurred in 2008 or 2007.

The Audit Committee did consider whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and concluded that provision of such other services is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent audit committee meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE COMPANY'S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2009

* * *

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. A copy of the Code of Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Ethics. A copy of the Code of Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company’s 2010 Annual Meeting of Stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier then November 1, 2009 and no later then December 1, 2009.  A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such Stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the Stockholder or stockholder associated person; (iii) as to the Stockholder giving the notice, any proposed nominee and any stockholder associated person, (a) the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person, (b) the nominee holder for, and number of, Company shares owned beneficially but not of record by such person, (c) whether during the last six months such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and (d) any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares; (iv) as to the Stockholder giving the notice, any stockholder associated person and any proposed nominee, (a) the person’s name and address, (b) the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person; and (v) the name and address of any stockholder supporting the proposed nominee or the proposed business.  A “stockholder associated person” of any Stockholder means (i) any person acting in concert with such Stockholder, (ii) any beneficial owner of Company shares owned of record or beneficially by such Stockholder, and (iii) any person that controls, is controlled by, or is under common control with such Stockholder.

The foregoing is a summary of the applicable provisions of the Company’s bylaws and is qualified by reference to the Company’s bylaws, which were filed as Exhibit 3.1 to the Company’s current report on Form 8-K, filed September 22, 2008.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2010 Annual Meeting of Stockholders must be received by the Company not later then December 1, 2009 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ending December 31, 2008, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that Robert E. Larson filed one late Form 4 during the year ending December 31, 2008, reporting an option exercise and sale of the underlying shares.

Other Matters

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO NICOLE CHRISTIAN, INVESTOR RELATIONS SPECIALIST, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE, WHICH IS HTTP://WWW.ESSEXPROPERTYTRUST.COM.

By Order of the Board of Directors,

/s/ Keith R. Guericke

Keith R. Guericke
Vice Chairman of the Board,
Chief Executive Officer and President
March 31, 2009
Palo Alto, California

C/O COMPUTERSHARE 655 MONTGOMERY STREET SUITE 830 SAN FRANCISCO, CA 94111
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when vou access the web site and follow the instructions to obtain your records and to create an electron c voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Essex Property Trust Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-maiI or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1 -800-690-6903
Use any touch-tone telephone to transmit your voting instructions up unti 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Essex Property Trust, Inc., c/o Broadridge. 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY ATTENDING THE MEETING
The annual meeting will be held at the address below. Directions can be found at www.essexapartmenthomes.com

Tuesday. May 5, 2009 at 1:00 p.m. PDT
The Grand Apartments
100 Grand Avenue

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11290	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED		DETACH AND RETURN THIS PORTION ONLY

ESSEX PROPERTY TRUST INC			For All	Withhold All	For All Except	To withold authority to vote for any individual nominee(s), mark "For All Except' and write the number(s) of the nominee(s) on the line below.
A	Election of Directors		☐	☐	☐

1.	Election of the following three Class III directors of the Company to serve until the 2012 annual meeting of stockholders and until their successors

1 - George M. Marcus 2 - Gary P. Martin 3 - Michael J. Schall

B	Issues
								For	Against	Abstain
The Board of Directors recommends a vote FOR the following proposal.
2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009.							☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all directors, and FOR proposal 2. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

C	Authorized Signatures - Sign Here - This Section must be completed for your instructions to be executed

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Please sign exactly as your name appears herein.  Joint owner should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.praxyvote.com.

M11291

Proxy - Essex Property Trust

925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 5, 2009

Keith M. Guericke and Michael J. Schall (the ''Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 5, 2009 at 1:00 p.m. Pacific Time at The Grand Apartments, 100 Grand Avenue. Oakland, CA 94612 and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.